EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

07-08-10/10:00 am CT

Confirmation # 5497951

HELEN OF TROY, LTD.

Moderator: Robert Spear

July 8, 2010

10:00 am CT

Operator:  Good morning and welcome, ladies and gentleman, to the Helen of Troy First Quarter conference call for fiscal 2011.

At this time, I would like to inform you that all participants are in a listen only mode.  At the request of the company, we will open the conference up for question and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Thomas Benson, Senior Vice President and Chief Financial Officer, Robert Spear, Senior Vice President and Chief Information Officer.

I would turn the conference over to Mr. Robert Spear.  Please go ahead, sir.

Robert Spear:  Good morning, everyone and welcome to Helen of Troy’s First Quarter Financial Results conference call for fiscal 2011.  The agenda for this morning’s conference call is as follows.

We’ll have a brief forward-looking statement review followed by Mr. Rubin, who will discuss our first quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer.  And finally, we’ll open it up for questions and answers.

Safe Harbor, this conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.  A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.

Generally, the words “anticipates, believes, expects” and other similar words identify forward-looking statements.  Forward-looking statements are subject to risk that could cause such statements to differ materially from actual.

This conference call may also include information that may be considered non-GAAP financial information.  These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information discussed by other companies.

The company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.  Before I turn the conference call over to our chairman, Mr. Rubin, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.  The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP based measures.

The release can be accessed by selecting the Investor Relations tab on our homepage and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob and good morning to everybody and welcome to our first quarter conference call.  Helen of Troy today reported record first quarter net sales revenue and record first quarter net income for the quarter ended May 31, 2010.

First quarter net revenue was $160 million versus net sales revenue of $143,873,000 in the same period of the prior year, an increase of 11.3%.  First quarter net income was $18,387,000 or 59 cents per fully diluted share compared with $14,509,000 or 47 cents per fully diluted share for the same period in the prior year, which is an increase of 26.7%.

The first quarter net sales revenue in the Personal Care segment increased 10.9% to $112 million compared to $101 million for the same period last year.  Operating income in the Personal Care segment (before impairment charge of $501,000 in the current quarter) was $13,583,000 compared to $10,593,000 in the prior quarter, an increase of 28.2% due primarily to the recent successful acquisitions of Infusium 23, Pert Plus and Sure Brands.

First quarter net sales revenue in the household segment increased 12.3% to $47,925,000 compared to $42,688,000 for the same period last year.  Operating income in the Housewares Segment was $9,650,000 compared to $8,600,000 in the prior year quarter, an increase of 12.3% reflecting continued strength in our OXO Brands worldwide.

Consolidated gross profit for the first quarter was 45.2% compared to 40.7% in the first quarter of the prior year, an increase of 4.5 percentage points.

We continue to execute well across all of our market segments.  During the first quarter, our net sales revenue and net income increased in both our Housewares and Personal Care segments.

We are pleased that we were able to deliver record net income for the first quarter in an uncertain sales environment.  We are firmly committed to executing our strategic plan for fiscal year 2011 even as the economic environment remains challenging.

The major components of our strategic plan include the following: continued growth and expansion of the OXO product lines; continued investment in new product line development and introduction to gain market share; integration and development of our new Pert Plus and Sure product lines; continued sourcing and product cost management initiatives to offset expected commodity and inbound transportation cost increases; continued implementation of productivity initiatives to reduce operating expenses; and pursuit of additional acquisition of complementary businesses or product lines.

Our first quarter performance lays a solid foundation for the current year.  As a leader in our product category, to all our retail partners, we believe we are well positioned to achieve record net sales revenue and record net income for Helen of Troy in fiscal 2011.

I would now like to turn this conference call over to Tom Benson, our CFO.

Thomas Benson:  Thank you, Jerry and good morning everyone.  In the first quarter, we experience a year-over-year net sales revenue increase of 11.3%, reflecting two months of sales from the Pert and Sure acquisition and continued strength of our OXO brand.

Gross profit margin improved by 4.5 percentage points year-over-year.  First quarter selling, general and administrative expense as a percentage of net sales revenue increased by 3.4 percentage points compared to the same period last year, which I will discuss in more detail shortly.

First quarter income was $18.4 million or 59 cents per fully diluted share compared to $14.5 million or 47 cents per fully diluted share for the same period last year.  First quarter net sales revenue increased 11.3% year-over-year.

Net sales revenue for the first quarter of fiscal 2011 was $160.2 million compared to $143.9 million in the prior year first quarter.  This is a dollar increase of $16.3 million and 11.3%.  The increase in net sales revenue reflects two months of the – of net sales revenue from the Pert and Sure acquisition and the continued growth of our Housewares Segment.

The first quarter of fiscal 2011 also included one additional month of net sales revenue from the Infusium 23 acquisition completed on March 31, 2009, compared to the same quarter last year.  Sales growth was partially offset by the difficult retail environment and its continued impact on consumer demand, mostly in our appliance product category.

Operating income before impairment for the first quarter of fiscal 2011 was $23.2 million, which is 14.5% of net sales compared to $19.2 million or 13.3% of net sales in the prior year first quarter.  This is a dollar increase of $4 million and a percentage increase of 21.1%.The increase in operating income before impairment primarily reflects the impact of sales growth and improvements in gross profit margin, partially offset by higher SG&A expense.

Net income for the first quarter of fiscal 2011 was $18.4 million, which is 11.5% of net sales, compared to $14.5 million or 10.1% of the net sales in the prior year first quarter.  This is a $3.9 million increase and a 26.7 percentage increase.  The growth and income reflects an increase in net sales revenue, gross profit margin improvement and the impact of lower interest year-over-year partially offset by higher SG&A expense.

Diluted earnings per share in a first quarter fiscal 2011 was 59 cents compared to 47 cents in the prior year first quarter, an increase of 12 cents, which is a 25.5 % percent increase.

Now I’ll provide a more detailed review of various components of our financial performance.  Products in our Personal Care segment include hairdryers, flatirons, curling irons, thermal brushes, massagers, spa products, foot baths, electric clippers and trimmers, hairbrushes and accessories, liquid hair care and styling products, shampoos, hair treatments, men’s fragrances, men’s and women’s antiperspirants and deodorants, foot powder, body powder and skin care products.

Key brands in this segment include Revlon, Vidal Sassoon, Bedhead, Hot Tools, Dr. Scholl’s, Brut, Ammens, Infusium 23, Pert Plus and Sure.  Personal Care net sales revenue for the first quarter of fiscal 2011 was $112.2 million compared to $101.2 million in the prior year first quarter.  This is $11 million increase or 10.9% increase.

The growth in Personal Care and net sales revenue reflects 2 months of net sales from the Pert and Sure acquisition and one additional month of net sales from the Infusium 23 acquisition compared to the same period last year, partially offset by the still difficult retail sales environment.

Our Housewares Segment consists of the OXO business.  OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbeque, bar-ware, garden, automotive, storage and organization.  Brands that we sell include: OXO Good Grips, OXO Steel, OXO Soft works, OXO Touchables and Candela.

Housewares net sales revenue in the first quarter fiscal 2011 was $47.9 million compared to $42.7 million in the first quarter of fiscal 2010.  This is an increase of $5.2 million or a 12.3% increase.Sales growth was driven by new product introductions.

Consolidated gross profit for the first quarter was $72.4 million, which is 45.2% of net sales, compared to $58.5 million, which is 40.7% of net sales in the prior year first quarter.  This is a dollar increase of $13.9 million.  It’s a percentage increase of 23.8% in dollar terms.  And it is a gross profit margin as a percentage of sales increase of – 4.5 percentage points increase.

The improvement in gross profit is due to the impact of product cost decreases in fiscal 2010 that continue to cycle through our cost of goods sold and a change in sales mix as grooming, skin and hair care solutions with comparatively higher margins has become a more significant portions of the company’s overall net sales revenue.

Selling, general and administrative expense for the first quarter of fiscal 2011 was $49.2 million, which is 30.7% of net sales, compared to $39.3 million, which is 27.3% of net sales, in the prior year first quarter.  This is a dollar increase of $9.9 million.  It’s a percentage increase of 25.1% in dollar terms.  And it’s a 3.4 percentage point increase as a percentage of sales.

The increase in SG&A in the first quarter is primarily due to: fluctuations in foreign currency exchange rates, resulting in year-over-year increase expense of $3.2 million, an insurance claim gain of $544,000 recorded in the same period last year, a year-over-year increase in advertising expense, higher intangible asset amortization as a result of recent acquisitions, and certain transition service charges incurred in connection with the Pert and Sure acquisition.  The transition service charges ended in June 2010 as the Pert and Sure businesses are now integrated.

Interest expense for the first quarter was $2.2 million or 1.3% of net sales revenue compared to $3.5 million or 2.4% of net sales revenue in the same quarter last year.  The decrease in interest expense is due to lower levels of outstanding debt.

Income tax expense for the first quarter of fiscal 2011 was $2.4 million, compared to $1.7 million in the first quarter of the prior year.  First quarter income tax expense was 11.4 % of pretax earnings, compared to 10.3% effective tax rate in the same quarter last year.

I will now discuss our financial position.  Our cash and cash equivalents balance was $47.6 million at May 31, 2010, compared to $49.3 million at May 31, 2009, and we had no borrowings on our $50 million revolving line of credit.  Our long term investment balance was $20.7 million at May 31, 2010, compared to $19.3 million at May 31, 2009.  Accounts receivable were $115.4 million at May 31, 2010, compared to $105.2 million at May 31, 2009.

Receivables turnover improved to 65 days at May 31, 2010 from 68.4 days at May 31, 2009.  Inventory at May 31, 2010 was $135 million compared to $168.3 million at May 31, 2009, a reduction of $33.3 million.  Stockholders’ equity increased $84.6 million to $606.3 million at May 31, 2010 compared to $521.7 million at May 31, 2009.

I will now turn it over to Jerry for questions.

Gerald Rubin:  Operator, we’re now opening the floor for calls.

Operator:  OK.  At this time, if you’d like to ask a question, you may do so by pressing star and 1 on your touch tone phone.  You may withdraw your question at any time by pressing the pound key.  Again if you’d like to ask a question, you may do so by pressing star and 1 on your touchtone phone.

And our first question will come from Per Ostlund.  Please go ahead.

Per Ostlund:  Thanks, good morning, everybody, and congratulations on the quarter.

Gerald Rubin:  Thank you.

Per Ostlund:  I wanted to start out on the OXO Tot line.  Obviously that’s one of the – I think more anticipated roll outs you’ve got coming.  Was there any of that in the May quarter or is that all the initial launch in August, the quarter?

Tom Benson:  The OXO Tot, we had no sales in the first quarter and we are expecting sales to come in the second half of this year.

Per Ostlund:  OK, so actually after the August quarter?

Gerald Rubin:  Well you might have a very little in the August quarter, but I would – I would look for it in the third and fourth quarter of this year.

Per Ostlund:  OK.  On that note, with – I think that there maybe have been a couple of – a couple of the SKU’s that have gotten delayed, did – has that affected the placement at all, or are you getting basically all the placement that you had kind of sought when you initially …

Tom Benson:  We’re getting the placement that we sought.  The timing of the roll out had been pushed back, but it will be launching in second half of the year.

Per Ostlund:  Great.  On the Personal Care side, a housekeeping question, Tom, do you have the contribution from the acquisitions and FX impact?

Thomas Benson:  The FX impact on sales was a positive $400,000 for sales.  The – as I mentioned in my SG&A, year-over-year, the change due to revaluations is $3.2 million.  Last year, we had approximately a $2.5 million benefit, and this year we had $500,000 expense.  The net change was $3.2 million.

Per Ostlund:  OK.  Was the $400,000 on the top line, was that all, the preponderance of that Personal Care or do you have a way to parse that?

Thomas Benson:  The majority is in Personal Care.  There’s a small portion in Housewares, but I’d say over 90% is Personal Care.

Per Ostlund:  OK.  And then how about the two months from Pert and Sure and the one month from Infusium, is that – is that …

Thomas Benson:  The …

Per Ostlund:  ((Inaudible)).

Thomas Benson:  The sales from those three acquisitions was $13.2 million in the quarter.

Per Ostlund:  OK.  And then, maybe just real quickly, I’ll shift gears and then get out of the queue.  On the gross margin front, I think, when we, you know, when we last heard from you guys in May, it sounded like we probably shouldn’t have expected much by way of gross margin expansion this year, but obviously the first quarter was, you know, quite strong in that regard.

Did this quarter’s results change your – kind of change your mind set on what to expect for gross margins this year or is it just a situation where we had lower input cycling through, and we should still kind of expect it to be more flattish on the year?

Thomas Benson:  What we said in the May conference call is that you should not expect gross margin improvement over the fourth quarter results.

Per Ostlund:  Over, OK.

Thomas Benson:  Yes.

Per Ostlund:  So it was specifically over the fourth quarter results?

Thomas Benson:  Right, and I think that was – I’m going to say is it was 44.8 and …

Per Ostlund:  OK.

Thomas Benson:  And so we’re – I mean we’re a little bit better this quarter.  We’re at 45.2, but we’re – what we were saying is, is where we were in the fourth quarter, that is where we are currently looking at this year, in that area.

Per Ostlund:  OK, all right.  I appreciate the color around that.  Thank you.

Operator:  Our next question will come from Mimi Noel.  Please go ahead.

Mimi Noel:  Hi.  Most of my questions were just answered, but just some housekeeping items.  Tom, did you go over what the total debt was at the end of the quarter?

Thomas Benson:  I did not, but it’s $134 million of debt, and we have $47 million of cash on hand, and we have $20 million of long-term investments.

Mimi Noel:  OK.  And would you provide me with the cash from operations for the quarter, as well as CapEx?

Thomas Benson:  If you hold on a second, I will.  The CapEx was $800,000 and the cash provided by operating activities was $4.9 million.

Mimi Noel:  OK.  All right, those are all that I have for now.  I’ll jump back in the queue if I come up with anything else.  Thank you.

Gerald Rubin:  Thanks, Mimi.

Operator:  And once again if you’d like to ask a question, you may do so by pressing star and 1 on your touch-tone phone.  Our next question will come from Jason Gere.  Please go ahead.

(Joe Spack):  Good afternoon gentleman.  This is (Joe Spack), actually for Jason.  If I look at the operating margin improvement in the quarter within the Personal Care you know it’s up about 160 bps, and considering that you mentioned there was also some charges related to Pert and Sure, which I believe are in that, is it fair to assume that the gross margin impact from mix you know incorporating the new acquisitions is over 200 basis points?

Thomas Benson:  I don’t think we have a specific answer on that.  What we have said is that the acquisitions we have done, both the Infusium, the Pert and Sure, have a higher gross profit and they’re becoming a bigger portion of the overall mix.  So that is helping the gross profit margin, but our gross profit margin in the – almost all areas of our business improved besides that.

(Joe Spack):  OK.  And then, can you give us an outlook on – or what you guys are seeing in freight.  I know there was – I know you guys mentioned that there’s some increased pressure there and I think maybe that factors into sort of you calling for you know sort of a cap equal to fourth quarter levels.  But is that – is that pressure still there or what’s your outlook on freight?

Gerald Rubin:  Well, overseas freight has increased over the last few months.  We believe that it’s maxed out, and it’s going to stabilize.  And some of the surcharges that the freight companies are charging us now we hope will go away by September.  But it’s something that we live with.  All our competitors, anybody who imports merchandise is paying increased shipping.

(Joe Spack):  OK.  And then – and then just finally on SG&A, with – it did sound like there were some additional costs there this quarter.  So should we expect, at least as a percent of sales, SG&A to be a little bit more flattish with prior year levels for the remaining – for the rest of the year?

Thomas Benson:  Well, as I mentioned, SG&A the – you know, there’s a couple unique things between last year and this year. The FX impact. We had a gain last year on an insurance claim.  We had transition costs that we incurred two months of them in the first quarter.  We have some in June and then those costs are ending.  Those were third party costs for warehousing, transportation, and we were – we were working with the sellers and had a number of their personnel working for us in the first quarter.

So some of those costs are going away – will have gone away basically in June.  The other side, the brands that we have bought will have higher ongoing advertisement than our overall business.

(Joe Spack):  OK.

Thomas Benson:  We are expecting that as the year goes on our – I mean our SG&A was 30.7 for the quarter.  We’re expecting lower rates for the full year.

(Joe Spack):  OK, great.  Thanks a lot gentleman.

Thomas Benson:  OK.

Gerald Rubin:  Thank you.

Operator:  Our next question will come from Todd Cohen.  Please go ahead.

Todd Cohen:  Good morning.  I just had a few questions just on the — on the brands purchased here recently, the Pert and Sure. Separate and apart from these transition costs going away and I guess higher advertising expenses, are there any other — are there any types of synergies or business practices on your end that will improve the margin profile of that business?

Thomas Benson:  The Pert and Sure were what we call a “tuck-in” acquisition.  So there are significant synergies that are going to come out of that acquisition.  We are — we’re selling to a customer base that we’re currently servicing, so we’re becoming more important to that customer base.

It’s going to — the transportation costs are going to be shared because the orders are going to come in with our other products.  And so, as a percentage, the overall transportation for that order will go down.

The — we’re running it through our warehouse.  We’re running it through what I call our “back room” operations, our customer service, our credit and our accounting.  We’re working with the same manufacturers that manufacture other products, so we’re becoming more meaningful to the manufacturers.

The sales and marketing side of it, we’re able to tuck it into our current business.  So we have some small incremental head count costs there.  But there’s significant synergies from this type of tuck-in acquisition.

Todd Cohen:  And then do you see — do you see — I haven’t looked carefully at the products, but do you — do you see, you know, making changes to the packaging and et cetera that you’ve done with some of your other brands that’s kind of helped those, or you feel these are in pretty good shape?

Thomas Benson:  Over time we look at all our acquisitions, and we’ll refresh the packaging and increase advertisement with the consumers in the trade.  So that is something that usually happens in the second year, any type of packaging change.  I’m not committing that we’re making a change, but we always look at that after an acquisition.

Todd Cohen:  OK.  And then just kind of given all of the changes and news we’ve heard and seen out of Wal-Mart, I was kind of wondering how that Wal-Mart kind of planogram looks for you guys at this point.  And, you know, are there any product launches underway that could grow that Personal Care division, you know, sales organically ((inaudible))?

Gerald Rubin:  Todd, this is Jerry.  The planogram at Wal-Mart just began on June 21.  It was three months late, not due to us, but due to that Wal-Mart was doing other things, and they normally start on March 1, they started June 21.  And you know we’re very optimistic.  We have a good line up at Wal-Mart, and we think we’re going to do very well.

Todd Cohen:  Again, are there any, you know, new product launches there underway or ((inaudible)) for them?

Gerald Rubin:  Well, we’re — there are — there is a new line up that’s on the shelf called Pro Beauty …

Todd Cohen:  Yes.

Gerald Rubin:  … professional beauty products.  They’re distributed for consumer use.  That’s a new line of products that we do have there and we will have at other retailers also.  So, if you stop by some of the retail stores, you’ll see some of our new products.

Todd Cohen:  OK.  And then, also on OXO with the — kind of the OXO Tot kind of delay, is it safe to assume that there has been incremental you know fairly — yes, I don’t know what the number would be, but maybe you could help us understand that — but kind of the incremental expense associated with kind of the back and forth on getting that product kind of ready to go and what have you — is that will go away at some point or is it — it’s just not meaningful?

Thomas Benson:  Yes, this is Tom Benson.  As we continue to grow the OXO business we have made some expansion of our product development team.

Todd Cohen:  Yes.

Thomas Benson:  So there are some costs, but we feel that we’re going to be able to continue to leverage those type of expenses to ongoing improved results for OXO.

Todd Cohen:  Yes, I was kind of referencing specifically, the issue tied to the OXO Tot and the you know taking longer and …

Thomas Benson:  It does not have a meaningful impact on the financial results, but we did — we did add personnel on OXO to continue the product line expansion.

Todd Cohen:  OK.  And then, are you guys still pretty comfortable with growing OXO, you know, double digit this year, and then could you talk a little bit about OXO expansion in Europe, and then, what retailers you actually have lined up for the Tot product?

Gerald Rubin:  Todd, as you know, as we reported, our Housewares division, which is made mostly of OXO, was up 12.3% and you know we’re looking forward to that kind of growth for the rest of the year as we’ve mentioned.

Todd Cohen:  OK.

Gerald Rubin:  You know, you asked about Europe.  You know, business is continuing there and hopefully we are going to do better as we try each quarter.  And as far as the retailers who are handling the Tot line, we can’t disclose that right now until we start shipping them in August and September.  So — but you can be sure that it’s going to be many of the major retailers of baby products.

Todd Cohen:  OK, thank you.

Operator:  Once again, if you’d like to ask a question you may do so by pressing star and 1 on your touch-tone phone.  And we have a follow-up question from Mimi Noel.  Please go ahead.

Mimi Noel:  Thank you.  Again, most of my questions were answered, but I did want to ask, and just projecting what to expect with Sure and Pert Plus, can you talk about some of the successes you’ve had with some of the work that you’ve done on Infusium since you’ve acquired ((inaudible))?

Gerald Rubin:  You know, I wanted to tell you, and I’m glad that you asked that, is that we have re-done the packaging, and if you go to the major retailers in the country, we have great distribution and we’ve re-packaged all the products.  They’re now color coded.  They’re easier to read.  We also started a national TV program.  And maybe many of you may have seen the Infusium 23 commercials on television where we’re spending a large amount of money and it’s actually paying off.

Our — the reports that we’re getting, takeaway sales from retailers has improved, so we’re very happy with the Infusium 23 marketing plan, the re-packaging, the advertising, and there are — we believe that we’re going to get expanded SKU’s and have more distribution because of that.  So we’re very, very happy with Infusium 23.

Mimi Noel:  ((Inaudible)) OK, that’s helpful.  I also wanted to ask about product development on the OXO side.  And don’t want to get too far ahead of ourselves, but OXO Tots sounds like a great move and you’re moving into another category of picking up new distributors.  Is there any plan similar to that behind this OXO Tots initiative?

Gerald Rubin:  Well, Mimi, as you know OXO develops between 100 and 160 new products every year so there are certainly a lot of areas of expansion.  Until we introduce them, you know, we’re not, you know, privy to mention it.  We have mentioned you know the OXO Tots because that is coming out …

Mimi Noel:  Yes.

Gerald Rubin:  … but you can, you know, be assured that these 100 to 160 products that we develop each year are new products that help to increase sales.

Mimi Noel:  And how many SKUs are devoted or will be devoted to just OXO Tots?

Gerald Rubin:  I believe there’s somewhere around 60.

Mimi Noel:  OK.  And then the last question I have — probably another housekeeping for Tom — was licensing revenue significant in this latest quarter?

Thomas Benson:  Not significant in the overall and not meaningful really change from the prior year.

Mimi Noel:  OK.  That’s all I have, thank you.

Gerald Rubin:  Thank you.  I just wanted to comment, because — on our two divisions, just to kind of reiterate that the Housewares division, that the profit, the operating profit for the quarter was $9.6 million.  The operating profit for Personal Care was $13,600,000.  So as you all know, our Personal Care division is larger than our Housewares division and more profitable.  And also, as you probably saw, you know, our operating profit when you add them both together was $23.2 million versus $19.2, an increase of 21%.

And we’re very, very proud and very happy and due to the hard work of all our employees and the products that we were able to increase our earnings 21%.  In this type of environment you don’t see too many companies reporting 21% increases.  And I just wanted to reiterate that you know that we did have some very, very nice increases.  The Housewares increased 12.3% and Personal Care 11%, so we’re very, very proud of those numbers.  Do we have any more questions?

Operator:  Yes, we have a question from Mike Napolitana.  Please go ahead.

Mike Napolitana:  I had a couple questions on — this is to Tom — with respect to the — if you backed out the acquisitions in the first quarter this year and the first quarter last year, was the Personal Care division, ex - Infusium, and Pert and Sure, was that up slightly or was it still down in sales?

Thomas Benson:  Mike, this is Tom.  The Personal Care without acquisitions was down slightly year-over-year.  A year ago quarter it was — I’ll give you some numbers — a year ago quarter it was down 12.4% on a core basis and it was down just over 2% this quarter.  So there’s been significant improvement in the Personal Care rate of decline.  And we’re looking forward to that turning into a positive number.

Mike Napolitana:  And like you said, the margins are higher with these acquisitions so we’ll start to see that benefit in the coming quarters.

Thomas Benson:  Yes, we saw it in this quarter already.

Mike Napolitana:  The other question was, in Infusium, now that you’ve had it a year, did — was it still negative on a year-over-year basis, even though you didn’t own it a year ago on the run rate for revenues or it didn’t make the term?

Thomas Benson:  I’m sorry; could you ask the question again?

Mike Napolitana:  For Infusium, now that you’ve owned the brand for a year — and I guess you’ve got a couple of months now beyond that — is it — are you starting to see growth there?

Thomas Benson:  For this year, we had three months of Infusium and for last year we only had two, so some of our non-core sales increased was due to Infusium, one month of it.  The Infusium, as Jerry had said, there’s been a lot of work done and we are seeing improvements in the consumer takeaway.  There’s discussions of additional placements, so we’re very pleased with the results of Infusium.

Mike Napolitana:  And that’s one of the things that we could start to see is additional product placement beyond your existing distribution and that could drive some additional sales?

Thomas Benson:  That could — that could drive — that will drive some additional sales in the Infusium area.

Mike Napolitana:  And then another question I had was, with respect to a presentation that I think Jerry gave a few weeks ago, there was some talk about the Housewares side of the business possibly generating revenues of $240 to $250 million.

If you — if you look at that and how you performed in the first quarter, that would assume an acceleration against the 12.3%, which was a great number in the first quarter.  Is that just — are you getting new shelf space beyond just OXO Tot or what is that additional — is that dependent on additional sell-through?  Can you talk a little bit about that expectation versus how you’re trending currently?

Gerald Rubin:  Yes, this is Jerry.  You know, I did make the mistake in the notes that I had at the conference that I attended two weeks ago.  I inadvertently added the international sales to the total sales.

I thought I — for some reason I misread my notes about the OXO sales, and what — and what I was giving — I shouldn’t have added the international sales on top of it.  No, what you have and what you see will be, you know, double digit, not in the 20% category.

Mike Napolitana:  OK.  That helps, because that would — that would assume, yes, 20% plus acceleration on …

Gerald Rubin:  Yes, well, that’s — it’s all — we’re you know — as we keep talking, we expect double digit.

Mike Napolitana:  Yes, 15s would be OK.  And then lastly, given how the stocks have fallen pretty significantly and you continue to put up great results, it looks like you’re going to have $20 to $30 million of net cash by the end of the year and I know you have a buyback and I know your acquisition stance, but at some point here does it make sense that you don’t need some of this excess cash, given your capacity, if you put it towards a buyback?

Gerald Rubin:  Yes, yes, Mike you know, yes, we constantly look at it.  You know, we weigh purchasing stock back versus acquisition.  If you believe that the stock price is low, which you’ve, I guess, alluded to, then I guess that’s a reason for everybody that’s listening to tell to buy more stock and to tell all their friends and all the — all the funds to buy more stock.

You know it’s something the company considers, but the stock price is not driven by Helen of Troy buying shares, the stock price is driven by Helen of Troy increasing its sales and earnings, and which I have just told you that we increased our earnings 21.1% and the stock price should be up from our last conference call when the stock was about $26.  It should be up 21.1% but yet it’s down to where it is.  So I think the stock price is something that you all can do.  It’s not something the company manages.

Mike Napolitana:  And just to remind — you still have an authorization of one — almost about a million three shares on your authorization?

Gerald Rubin:  I believe it’s ((inaudible)).

Thomas Benson:  Yes, yes, that’s correct.  I think it’s over — it’s slightly over a $1 million.  I can look it up.  It’s worse this year.

Gerald Rubin:  Sure.

Thomas Benson:  I mean, slightly over a million shares.

Mike Napolitana:  And, Jerry, your point is there’s — right now you’re still — acquisitions to keep focused, not necessarily a buyback, even though ((inaudible)).

Gerald Rubin:  Well, you know, we look at both, you know, what’s better use of the company money if — and we’ve done both over the years.  We have bought millions of shares of Helen of Troy stock back and we have spent hundreds of millions of dollars for acquisitions.

I think the acquisitions have done the company much better.  We’re — as I — as I just mentioned in my report, we’re looking for record sales and earnings.  The company has been in business 42 years and this is going to be our best year ever and hopefully that’s reflected in the stock price.

Thomas Benson:  Mike, this is Tom Benson.  We have authorization to buy 1,281,000 shares still outstanding.

Mike Napolitana:  And you didn’t buy any in the quarter?

Thomas Benson:  We did not buy any in the quarter.

Mike Napolitana:  OK, great job.  Thanks, guys, appreciate the help.

Operator:  All right.  Next, we have a follow-up question from Jason Gere’s line.  Please go ahead.

Jason Gere:  Thanks, actually, it’s Jason, and I apologize if I missed part of the call.  But — I mean, I guess just going back to that last question.  I do hear you on the share buyback, Jerry, just, you know, it does help you from an EPS standpoint, but, you know, obviously, acquisitions are the key focus.

Speaking of acquisitions, can we — can we just talk about how you’re thinking about over the next you know year or two down the road, do you see any type — other type of OXO-like acquisitions out there as opposed to some of the smaller deals where you pay a lower price, get really good accretion, versus an OXO where it can deliver really strong growth.

So I guess the question revolves around you know some of the smaller deals out there, definitely help you from a bottom line perspective, but an OXO can really kind of accelerate you both top and bottom line.  I was just wondering if you could put some color around that.

Gerald Rubin:  You know, yes, there are acquisitions out there that we know of and there are probably some that’ll come that would be as good as OXO, and, you know, we’re pursuing, you know, whatever we think would work very well with us.

You know, OXO has generated a lot of growth and revenue for the company, although I remember I was criticized for paying too much for it, but now I guess it’s turned into a bargain.  So we’re looking at other brands to fold into the Housewares area just as we’re looking for brands to put in our Personal Care area, so, you know, we are actively looking.

Jason Gere:  OK, great.  Thank you.

Operator:  Our next question is from Steve Friedman.  Please go ahead.

Steve Friedman:  Good morning, Jerry and Tom and Bob.

Gerald Rubin:  Good morning, Steve.

Steve Friedman:  I know you mentioned license revenues, Tom, I think weren’t too significant, but could you comment a little bit more on the agreements that OXO has with both Staples and the pharmaceutical UCB, or …

Thomas Benson:  We have agreements with both of those organizations that have minimal royalties and they have you know opportunities if they exceed the minimums.  At this time, you know, both of those businesses the growth rates continue to increase and, but we’re still at the minimum levels so there’s — it’s — year-over-year.  I don’t remember specifically, but I believe we had a fourth quarter in the prior year.  It’s not meaningfully different and it’s not a significant portion of our revenue.

Steve Friedman:  All right.  Jerry, going back to your mentioning this year you’re expecting record sales and earnings and yet our stock is trading on current earnings.  Well, you can do the math, 7-1/2 what, eight times earnings?

How can you explain our multiple, where it’s at?  You have carried a 15 multiple and if you just would project that to a minimal earnings increase above and beyond where you’re at we’re talking a $40 plus price.  I know you can’t explain the stock market’s behavior, but sometimes it makes no sense.

Gerald Rubin:  You know I’m glad you brought that up.  You know, of course, everybody knows what the stock price is because they see it everyday, but it’s interesting like you say, Steve, to go back before we bought OXO — and everybody, you know, on the conference call is of course, very proud as we are of the OXO division and, of course, we’ve grown the Personal Care division.

But in 2004, before we bought OXO, the stock had a high of $37.26 and the next year, 2005, had a stock price of $34.44, so, you know, I agree with your comments.  I wish I could do something about it, but, you know, we’re a much larger company.

We’re having record sales and earnings, yet the stock is what, $22, so, you know, I appreciate what you say, Steve.  I think that I wish I had more control over the stock market.  You’re a stockbroker.  Everybody is — that’s on the conference call is in the stock market business, so maybe they can answer.  And I agree with you, there’s — I would be very happy if the stock got to $40 and I think probably that’s where it should be.

Steve Friedman:  OK.  Well, thank you.  I’m sure you will get there.

Operator:  Our next question is a follow-up from Todd Cohen.  Please go ahead.

Todd Cohen:  Yes, I just had a follow-up, thank you.  Based — you know just in the — with regard to the discussion around acquisitions, given the fact that you’re obviously very focused on that, I was kind of wondering what you’re seeing currently.

Or if things are kind of beginning to come more your way from kind of a price point of view, given the fact that, you know, what some were thinking was a V-shaped recovery is turning into a flatter type recovery and you know retail stocks and others have kind of been pummeled along with the market in general.  Are you —you think you’re able to — are you seeing, you know, kind of better opportunities, you able to maybe make better deals in here now?  Are the sellers coming down a bit?

Gerald Rubin:  You know, it’s a — it’s a mixed bag, you know, there are — there are companies that you can buy at low multiples and there are companies that you can buy at high multiples.  I think there are more venture capitals — capitalists coming in, money funds coming in buying companies now.

I’ve heard a statistic that they have many billions of dollars on the sideline waiting to buy companies.  And that’s on one side and yet on the other side, many of these venture capital money people who’ve had businesses for three to five years have come to us and are trying to sell the business, so it’s a mixed bag.

I don’t think that prices are any higher than what they were in the last year and as far — as far as retail, which you were commenting on, I saw some positive news on the retail end that sales are moving up.

Maybe they’re not as great as everybody would like to see, but you’re going to see earnings report this week from many of major retailers and they are showing increases.  So that’s very positive on our side, because you know we’re dependent on the retailers to do better and get more traffic and sell more of our products.

Male:  Four years.

Todd Cohen:  Thanks.

Male:  In less than 4 years.

Operator:  Our next question will come from Jeff Matthews.  Please go ahead.

Jeff Matthews:  Hi, thanks.  I guess I don’t understand this focus on the stock price.  It seems to me that everyone knows the market’s irrational and it seems to me the only thing the market reflects is sort of the anxiety of Wall Street analysts.

And to ask you about why the stock price is where it is seems to me kind of silly.  And my question is, forget the stock price, how confident are you in the near term to longer term outlook for your businesses?  Has that changed at all?

Gerald Rubin:  Yes.  You know Jeff, I appreciate that.  I — you know, you’re absolutely right.  I can’t do anything about the stock price.  I probably shouldn’t even comment about it and we probably shouldn’t even bring it up at these conference calls.  But you all bring it up and I just comment on it and I have no control over it.

You know, our long term growth is excellent.  You know, we, you know, five years ago we believed that we were going to be a bigger and better company and here it is five years later we are a bigger and better company.  And our projections are, you know, that, you know, we’re a $700 million company plus today and you know five years ago we were probably a $300 million company.  So, you know, we’ve done our part, we’re going to — we definitely are going to grow the business over the next five years.

Our plans are to grow the business and have more record sales and earnings as we go forward, and that’s really all I can tell you is that we’re very optimistic in the businesses that we’re in with the retailers that we sell, the partnerships that we have, and the position that we have in the marketplace.

Jeff Matthews:  OK.  That sounds good to me, thanks.

Gerald Rubin:  Thanks.

Operator:  Our next question is from Rommel Dionisio.  Please go ahead.

Rommel Dionisio:  Yes, good morning, thanks.  Jerry, I wonder if you could just please update us on the progress of the expansion and distribution of OXO into the U.K. and Japan and potentially, what other markets do you think going forward might make sense for that business?

Gerald Rubin:  Well, yes, you know, we’ve done well in our English operation.  We’ve done well in our Japanese operation.  We do so through distributors in many, many countries throughout the world.

I don’t have the exact number, but we do sell products throughout the world and that’s increasing.  The areas that you just talked about, the reason that growth rate was — is so high is because we’ve taken over distribution from distributors.  And I can’t tell you which countries we’re going into because we have distributors there and you know we can’t show our hand.  But, in the countries that we do manage the business ourself versus distributors, we’ve done very, very well and we hope that’ll continue.

Rommel Dionisio:  Sure.  Jerry, is there a thought to maybe take more of that in-house as well in some other markets, just …

Gerald Rubin:  That’s always on the table.

Rommel Dionisio:  OK, very good.  Congratulations on the quarter, thanks.

Gerald Rubin:  Thank you.

Operator:  Our next question is from Vito Menza.  Please go ahead.

Vito Menza:  Hey, Jerry, how’s it going?  Not, you know, not to sound like a broken record, but, you know, forget the stock prices side, because as one of your largest shareholders, we really don’t focus on the stock price as much as we focus on shareholder value.

And, you know, you speak a lot about acquisitions driving shareholder value and they’ve been great.  OXO has been great, but you haven’t gotten credit for it.  So, my question is, you know, with the stock at trading under six times forward street analysts EBITDA when you factor in the cash build for this year and your 20 million of ASRs, what are you going to buy better than OXO which is growing double digits organically, which is just being launched into international markets at sub-six times EBITDA.  I don’t think a better acquisition exists than that, and so why are we not buying back stock?  In other words, buy more OXO.

Gerald Rubin:  You know and I appreciate it.  I’ve already answered the question.  It’s something that we do look at.  And I appreciate your comments, but I you know I can’t comment any further, although I did mention that we are looking at buying stock back versus acquisitions.

Vito Menza:  OK.  Great quarter, as always.

Gerald Rubin:  Thank you.

Operator:  Again, if you’d like to ask a question you may do so by pressing star and 1 on your touch-tone phone.  And if there are no further questions, I’ll turn the conference back over to Gerald Rubin to conclude.  Thank you.

Gerald Rubin:  Thank you, all, for participating in our First Quarter Fiscal Year 2011 conference call.  I look forward in three months to holding the conference call for our second quarter.  Thank you all for participating.  Thank you, again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 8882031112 with the replay pass code 5497951.

This concludes our conference for today.  Thank you for participating and have a nice day.

END